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EXHIBIT 4 - INSTRUMENT DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES:
FIRST AMENDMENT TO REVOLVING LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT made this eleventh day of November, 1996 ("First Amendment") to the
Revolving Loan and Security Agreement dated August 28, 1995 by and between MEASUREMENT
SPECIALTIES, INC., a corporation organized under the laws of the State of New Jersey ("Borrower"), having its principal place of business at 80 Little Falls Road, Fairfield, New Jersey 07004, and PNC BANK,
NATIONAL ASSOCIATION, successor by merger to Midlantic Bank, N.A. ("Lender"), having offices at 2
Tower Center Boulevard, East Brunswick, New Jersey 08816.

WHEREAS, Lender and Borrower have previously entered into a commercial lending arrangement in accordance with the terms and conditions of a certain Revolving Loan and Security Agreement dated
August 28, 1995, as such may be amended and/or supplemented from time to time, ("Loan Agreement"), pursuant to which Lender has advanced funds to Borrower on a secured basis and Borrower has agreed to repay same; and

WHEREAS, Lender and Borrower seek to amend certain terms and conditions of the Loan Agreement as hereinafter set forth; and

WHEREAS, Lender and Borrower seek to memorialize the amendments to the Loan Agreement by this writing,

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:


1.  Subsection 2A.l(a) Amount and Certain Definitions in the Loan Agreement is hereby deleted and a new
Subsection 2A.l(a) is substituted therefore to read as follows:

2A.1  Amount and Certain Definitions.

(a) Lender will, upon the request of Borrower, make loans or issue letters of credit hereunder to Borrower (a
"Revolving Loan" or the "Revolving Loans") from time to time on a revolving loan basis in an aggregate principal amount not in excess at any time outstanding of the Borrower's Revolving Loan Limit; provided that, if the outstanding amount of the Revolving Loans should exceed the Revolving Loan Limit at any time, such excess (i) shall nevertheless be secured by the Collateral and be subject to the terms of this agreement, and (ii) shall be payable on September 30, 1998, or (iii) at such other time as provided in
Section 9, Section 11 or elsewhere in this Agreement, whichever of (ii) or (iii) shall first occur. The
Revolving Loans may, but need not, be evidenced by one or more promissory notes (referred to collectively as the "Revolving Note" in the form of Exhibit A annexed to this Agreement; except as may be otherwise provided in a  Revolving Note, the Revolving Loans shall be payable in accordance with the terms of this
Agreement.


2.  Subsection 2A.2 Interest Rate in the Loan Agreement is hereby deleted and a new Subsection 2A.2 is substituted therefore to read as follows:

2A.2  Interest Rate.

The Revolving Loans shall bear interest at a fluctuating interest rate per annum equal at all times to One-
half of One percent (.50%) above Lender's Prime Rate in effect from time to time, each change in such fluctuating rate to take effect simultaneously with the corresponding change in the Prime Rate, without notice to Borrower.


3.  Subsection 2B.5 Facility Fee and Costs in the Loan Agreement is hereby deleted and a new Subsection
2.5 is substituted therefore to read as follows:

2B.5  Facility Fee and Costs.

In addition to interest and other charges herein provided, Borrower agrees that it shall pay to the Lender a
Facility Fee of (a) One-quarter of One percent (1/4%) of the Revolving Loan on July 17, 1997, and (b)
Three-eighths of One percent (3/8%) of the Revolving Loan on July 17, 1998.


4.  Subsection 6.19 (b)(i) in the Loan Agreement is hereby deleted and a new Subsection 6.19(b)(i) Is substituted therefore to read as follows:

(i)  One Million Seven Hundred Thousand ($1,700,000.00) Dollars at any time during any fiscal year, measured quarterly at fiscal quarter end dates, and


5.  Subsections 6.18 Working Capital and 6.20 Capital Expenditures in the Loan Agreement are hereby deleted and new Subsections 6.18 and 6.20 are substituted therefore to read as follows:

6.18  Working Capital.

Cause or permit its consolidated Working Capital to be less than (a) Two Million Three Hundred Thousand
($2,300,000.00) Dollars as of March 31, 1997, and (b) one hundred five (105%) percent of its consolidated
Working Capital reported for the immediately preceding fiscal year-end, commencing with the fiscal year ending March 31, 1998 and thereafter, measured annually at fiscal year-end, and (c) less than One Million
Four Hundred Thousand ($1,400,000.00) Dollars at any time during any fiscal year measured quarterly at fiscal quarter end dates. The term Working Capital means, as of the time of any determination thereof, the amount determined in accordance with generally accepted accounting principles, applied on a consistent basis, by which the current assets of Borrower exceed its current liabilities.

6.20  Capital Expenditures.

Enter into any agreement to purchase or pay for, or become obligated to pay for, capital expenditures, long term leases, capital leases or sale lease-backs (all determined in accordance with generally accepted accounting principles consistently applied) during each fiscal year in an amount aggregating in excess of
One Million One Hundred Thousand ($1,100,000.00) Dollars.


6. Subsections 6.20 (a) and (b) in the Loan Agreement are hereby deleted in their entirety.


7. Subsection 11.1 Termination by Lender in the Loan Agreement is hereby deleted and a new Subsection
11.1 is substituted therefore to read as follows:

11.1  Termination by Lender.

Lender shall have the right, at any time and in its sole and absolute discretion, to terminate this Agreement upon the occurrence of an Event of Default or on or after September 30, 1998, insofar as it relates to
Revolving Loans. Upon the termination date (a) all provisions for additional Revolving Loans under this
Agreement shall terminate, (b) the principal and interest of the      Revolving Loans, and all other
Obligations under this Agreement and the Relevant Documents related to the Revolving Loans, shall become and be immediately due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower, and (c) Lender shall be entitled to exercise forthwith (to the extent and in such order as Lender may elect, in its sole and absolute discretion) and or all of the rights and remedies referred to in Section 9 of this Agreement for the collection of such amounts.


8.  MODIFICATION TO PROMISSORY NOTES.  Simultaneously with the execution of this First Amendment,
Borrower shall execute and deliver to Lender a First Amended and Restated Secured Revolving Loan Note
in the sum of $2,000,000.00 ("1996 Note"), which 1996 Note shall be deemed to be in substitution of the
Secured Revolving Loan Note in the sum of $2,000,000.00 dated July 17, 1995.  The form and execution of the 1996 Note is to be, in all respects, acceptable to Lender.


9.  RATIFICATION OF AGREEMENT.  Subject to the amendments to the Loan Agreement as set forth herein, as of this day, the parties hereto hereby ratify and confirm, in full, each and every term, condition, agreement, representation, warranty and covenant set forth in the Loan Agreement.


10.  SURVIVAL.  All representations and warranties, whether ratified hereby or made in any instrument or certificate contemplated hereby, shall survive any independent investigation made by Lender and the execution and delivery of the Loan Agreement, together with this First Amendment to the Loan Agreement, the First Amended and Restated Secured Revolving Loan Note, and the relevant documents and said certificates or instruments shall continue so long as any of the Borrower's obligations are outstanding and unsatisfied, applicable Statutes of Limitations to the contrary notwithstanding.


11.  AMENDMENT ONLY.  This is intended as an amendment only to the Loan Agreement and is not a new loan agreement, therefore all of the remaining terms and conditions of the Loan Agreement (including any amendments or supplements thereto), shall remain in full force and effect as though set forth herein at length to the extent not inconsistent with the terms of this First Amendment, and any term in initial capitals and not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.


12.  HEADINGS.  The headings as used in this First Amendment are inserted solely for convenience of reference and shall not constitute a part of this First amendment nor affect its meaning, construction or effect.


13.  NO DEFENSES TO PAYMENT.  Borrower waives and forever releases and discharges Lender, its officers, directors, agents and employees, successors and assigns from any and all claims, actions, causes of action, suits, counterclaims, set-offs, rights and defenses which against Lender (its officers, directors, agents and employees, successors and assigns), Borrower its successors or assigns have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever up to and including the date of this Amendment; and Borrower represents and warrants to Lender that Borrower has no defenses to the repayment of any or all of the Obligations and has no claims, rights of set-off or causes of action against
Lender.


(SEAL)             MEASUREMENT SPECIALTIES, INC.
Attest:

By:                Mark A. Shornick              Joseph R. Mallon Jr.
                   Asst. Secretary               President


                   PNC BANK, NATIONAL ASSOCIATION

By:                David Raphaels
                   Vice President
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